Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 29, 2002, except for Note 1, for which the date is April 12, 2002 and the first paragraph of Note 2 and Note 25 for which the date is November 18, 2002 in our audit of the consolidated financial statements of Foster Wheeler Ltd., which is included in Foster Wheeler Ltd.'s Annual Report on Form 10-K/A-2 for the year ended December 28, 2001. We also consent to the incorporation by reference of our report dated January 29, 2002 relating to the financial statement schedules, which is also included in such Annual Report on Form 10-K/A-2.







/s/PricewaterhouseCoopers LLP
-----------------------------
PricewaterhouseCoopers LLP
Florham Park, New Jersey
November 26, 2002


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